Exhibit 99.1

Prothena Reports Third Quarter 2015 Financial Results and Provides R&D Update

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Net cash used in operating activities was $16.9 million in the third quarter and $42.8 million for first nine months of 2015; quarter-end cash position of $387.8 million provides solid runway for continued advancement of multiple programs

•	Recently, announced plans to initiate PRONTO, a global trial of NEOD001 in patients with AL Amyloidosis with primary endpoint of cardiac functional biomarker NT-proBNP best response

•	Completed enrollment in expansion cohort of Phase 1/2 trial of NEOD001 in patients with AL amyloidosis and persistent organ dysfunction; data expected in second quarter of 2016

DUBLIN, Ireland - November 2, 2015 - Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company focused on the discovery, development and commercialization of novel protein immunotherapies, today reported financial results for the third quarter and first nine months of 2015 and provided an update on its R&D programs.

“We’ve made important additions to our protein immunotherapy programs in order to optimize and accelerate development timelines, capture relevant data for engagement with regulatory agencies, and advance new programs toward the clinic,” said Dale Schenk, PhD, President and CEO of Prothena. “We recently announced PRONTO, a global trial of NEOD001 that will evaluate the cardiac functional biomarker NT-proBNP as its primary endpoint, to provide an additional opportunity to engage with European regulators in a dialogue around conditional approval. In addition to a strong focus on our clinical pipeline, our exceptional research team continues to advance novel antibodies for our development pipeline, including preclinical candidates that selectively bind to amyloidogenic forms of the transthyretin (ATTR) protein.”

Dr. Schenk continued, "We have a strong balance sheet to advance our pipeline of novel protein immunotherapies and look forward to reporting data on several of our clinical-stage programs in 2016 as part of our effort to bring innovative therapies to patients.”

Recent Highlights and Program Updates:

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In October, announced plans to initiate PRONTO, a randomized, double-blind global registration-directed Phase 2b trial of NEOD001 in previously-treated patients with AL amyloidosis and persistent cardiac dysfunction. The primary endpoint is the cardiac functional biomarker NT-proBNP as measured by best response over a 12-month period. Secondary endpoints include evaluations of Short Form 36 (SF-36, quality of life measure), six-minute walk test (6MWT), and renal function as assessed by proteinuria. When combined with data from the ongoing NEOD001 Phase 1/2 trial, the PRONTO trial is intended to provide a foundation for discussions with European regulatory agencies around the potential for conditional approval.

•	In October, announced the completion of enrollment for the expansion cohort of the Phase 1/2 study of NEOD001 to treat patients with AL amyloidosis and persistent organ dysfunction. Based on strong interest from patients and physicians, enrollment in this trial was increased to 42 from the originally planned 25 and topline results are expected in the second quarter of 2016.

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On November 2, presented preclinical results from a series of novel, conformation-specific protein immunotherapy antibodies that selectively bind to amyloidogenic (diseased) forms of the transthyretin (ATTR) protein at the First European Congress on Hereditary TTR Amyloidosis in Paris, France. These data suggest that Prothena’s antibodies can prevent deposition, and enhance clearance of, ATTR in patients with wild type and hereditary TTR-mediated amyloidosis.

Upcoming Research and Development Milestones

Prothena’s clinical development pipeline includes three lead protein immunotherapy programs.

NEOD001 is a monoclonal antibody for the potential treatment of AL amyloidosis:

•	Expect to provide an update on enrollment timeline for The VITAL Amyloidosis Study in February 2016

•	Expect topline results from the expansion cohort of the Phase 1/2 study in the second quarter of 2016

PRX002 is a monoclonal antibody for the potential treatment of Parkinson's disease and other related synucleinopathies, and is the primary focus of Prothena's worldwide collaboration with Roche:

•	Expect topline data from Phase 1 multiple ascending dose study in patients with Parkinson's disease in the first half of 2016

PRX003 is a monoclonal antibody for the potential treatment of psoriasis and other inflammatory diseases:

•	Expect topline data from Phase 1 single ascending dose study in healthy volunteers in the first half of 2016

•	Expect to initiate Phase 1 multiple ascending dose, proof-of-biology study in patients with psoriasis in 2016
Third Quarter and First Nine Months of 2015 Financial Results and Guidance
Prothena reported a net loss of $23.0 million and $56.5 million for the third quarter and first nine months of 2015, respectively, as compared to a net loss of $13.2 million for the third quarter of 2014 and net income of $6.0 million for the first nine months of 2014. Net loss per share for the third quarter and first nine months of 2015 was $0.73 and $1.89, respectively, as compared to a net loss per share for the third quarter of 2014 of $0.48 and net income per share for the first nine months of 2014 of $0.24 on a fully diluted basis.

Prothena reported total revenue of $0.4 million and $1.3 million for the third quarter and first nine months of 2015, respectively, as compared to total revenue of $1.5 million and $48.8 million for the third quarter and first nine months of 2014, respectively. The decrease in revenue for the third quarter and first nine months was primarily due to lower revenue from our collaboration agreement with Roche.

Research and development (R&D) expenses totaled $17.2 million and $40.5 million for the third quarter and first nine months of 2015, respectively, as compared to $10.4 million and $28.3 million for the third quarter and first nine months of 2014, respectively. The increase in R&D expenses for the third quarter was primarily due to increased external expenses related to clinical trials and increased personnel cost. The increase in R&D expense for the first nine months was primarily due to increased external expenses related to clinical trials and increased personnel costs, offset in part by lower external product manufacturing expenses. R&D expenses included non-cash share-based compensation expense of $1.2 million and $3.0 million for the third quarter and first nine months of 2015, respectively, as compared to $0.6 million and $1.7 million for the third quarter and first nine months of 2014, respectively.

General and administrative (G&A) expenses totaled $5.9 million and $16.5 million for the third quarter and first nine months of 2015, respectively, as compared to $4.2 million and $14.0 million for third quarter and first nine months of 2014, respectively. The increase in G&A expenses for the third quarter and first nine months was primarily due to increases in personnel costs. G&A expenses included non-cash share-based compensation expense of $1.8 million and $4.2 million in the third quarter and first nine months of 2015, respectively, as compared to $0.8 million and $2.5 million in the third quarter and first nine months of 2014, respectively.

Total non-cash share-based compensation expense was $3.0 million and $7.1 million for the third quarter and first nine months of 2015, respectively, as compared to $1.4 million and $4.2 million for the third quarter and first nine months of 2014, respectively.

As of September 30, 2015, Prothena had $387.8 million in cash and cash equivalents and no outstanding debt. As of October 23, 2015, Prothena had 31,522,750 ordinary shares outstanding.

The Company continues to expect the full year 2015 net cash burn from operating and investing activities to be $66 to $72 million, ending the year with approximately $356 million in cash (mid-point). The estimated full year 2015 net cash burn from operating and investing activities is primarily driven by an estimated net loss of $77 to $83 million, which includes an estimated $9 million of non-cash share-based compensation expense.

About Prothena

Prothena Corporation plc is a late-stage clinical biotechnology company focused on the discovery, development and commercialization of novel protein immunotherapies for the potential treatment of diseases that involve amyloid or cell adhesion. The Company is developing antibody-based product candidates that target a number of potential indications including AL amyloidosis (NEOD001), Parkinson's disease and other related synucleinopathies (PRX002), and psoriasis and other inflammatory diseases (PRX003). For more information, please visit the Company's web site at www.prothena.com.

Forward-looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the ability of our cash position to fund continued advancement of multiple programs; the potential for our PRONTO trial to provide an additional opportunity to engage with European regulators on conditional approval of NEOD001; the potential for our antibodies to prevent deposition and enhance clearance of TTR amyloid; the timing of providing an update on the enrollment timeline for our VITAL Amyloidosis Study; the timing of reporting data from the expansion cohort of our Phase 1/2 study for NEOD001, from our Phase 1 multiple ascending dose study for PRX002 and from our Phase 1 single ascending dose study for PRX003; the timing of initiating our Phase 1 multiple ascending dose study for PRX003; our anticipated net cash burn from operating and investing activities for 2015 and expected cash balance at the end of 2015; and our estimated net loss and non-cash share-based compensation expense for 2015. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to the risks, uncertainties and other factors described in the “Risk Factors” sections of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 13, 2015 and our subsequent Quarterly Reports on Form 10-Q filed with the SEC. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena's expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Collaboration revenue	$429	$1,349	$1,300	$48,429
Revenue—related party	—	137	—	412
Total revenue	429	1,486	1,300	48,841
Operating expenses:
Research and development	17,185	10,388	40,549	28,345
General and administrative	5,905	4,230	16,476	14,040
Total operating expenses	23,090	14,618	57,025	42,385
Income (loss) from operations	(22,661)	(13,132)	(55,725)	6,456
Other income (expense), net	(77)	191	(31)	192
Income (loss) before income taxes	(22,738)	(12,941)	(55,756)	6,648
Provision for income taxes	238	241	699	688
Net income (loss)	$(22,976)	$(13,182)	$(56,455)	$5,960
Net income (loss) per share attributable to holders of ordinary shares
Basic	$(0.73)	$(0.48)	$(1.89)	$0.25
Diluted	$(0.73)	$(0.48)	$(1.89)	$0.24
Shares used to compute net income (loss) per share attributable to holders of ordinary shares
Basic	31,441	27,370	29,893	23,758
Diluted	31,441	27,370	29,893	24,722

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	September 30,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$387,802	$293,579
Other current assets	5,774	5,696
Total current assets	393,576	299,275
Property and equipment, net	2,930	3,121
Other assets	2,424	1,720
Total non-current assets	5,354	4,841
Total assets	$398,930	$304,116
Liabilities and Shareholders’ Equity
Accrued research and development	9,522	2,285
Other current liabilities	9,036	9,754
Total current liabilities	18,558	12,039
Non-current liabilities:	2,419	2,188
Total liabilities	20,977	14,227
Total shareholders’ equity	377,953	289,889
Total liabilities and shareholders’ equity	$398,930	$304,116

Contact
Investors: Tran Nguyen, CFO
650-837-8535, IR@prothena.com

Media: Ellen Rose, Head of Communications
650-922-2405, ellen.rose@prothena.com